SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, D.C.  20549


                                   FORM 8-K

               CURRENT REPORT pursuant to Section 13 or 15(d) of
                        the Securities Exchange Act of 1934

Date of Report   (Date of earlier event reported)  January 28, 2003

                             COVEST BANCSHARES, INC.
             (Exact name of Registrant as specified in its charter)

              Delaware               0-20160               36-3820609
          (State or other      (Commission File No.)      (IRS Employer
           jurisdiction of                                 Number)
           Incorporation)

                   749 Lee Street, Des Plaines, Illinois    60016
                (Address of principal executive offices)  (Zip Code)

        (Registrant's telephone number, including area code)  847-294-6500

Item 5.  Other Events

On Tuesday, January 28, 2003, the Company issued a press release pertaining to fourth quarter 2002 results. The text of the press release is attached hereto as Exhibit 99.1.

Item 7.  Financial Statements and Exhibits

Exhibit 99.1        Fourth Quarter 2002 Earnings Release

                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 28, 2003
                          COVEST BANCSHARES, INC.


                          By:   /s/ JAMES L. ROBERTS
                                -----------------------------
                                James L. Roberts
                                President and
                                Chief Executive Officer


                          By:   /s/ PAUL A. LARSEN
                                -----------------------------
                                Paul A. Larsen
                                Executive Vice President and
                                Chief Financial Officer

CoVest Bancshares, Inc. Reports a 10% Increase in Core Net Income for the Fourth Quarter of 2002 over the same period in 2001.

DES PLAINES, IL. January 28, 2003 - CoVest Bancshares, Inc.'s (Nasdaq/COVB) core net income was $1,710,000 for the fourth quarter of 2002, up 10% over $1,548,000 for the same period in 2001. Basic earnings per share on core income was $0.50, an 11% increase compared to $0.45 for the fourth quarter of 2001. Diluted earnings per share on core earnings was $0.48, a 12% increase compared to $0.43 for the fourth quarter in 2001. Excluded from core net income for the fourth quarter of 2002, was $188,000, pretax of legal and investment banking costs incurred as a result of the November 1, 2002 announcement related to the proposed acquisition of CoVest Bancshares, Inc. by Midwest Banc Holdings, Inc.
(MBHI). Net income, including a $188,000 of merger related costs, was $1,595,000 for the fourth quarter of 2002, up 3% over $1,548,000 for the same period in 2001. Basic earnings per share were $0.47, a 4% increase compared to $0.45 for the fourth quarter of 2001. Diluted earnings per share were $0.44, a 2% increase compared to $0.43 for the fourth quarter in 2001.

Return on average equity and return on average assets, excluding the merger related costs, for the fourth quarter of 2002 were 14.27% and 1.13% respectively, compared to 13.79% and 1.05% in 2001. Return on average equity and return on average assets, including the merger related costs, for the fourth quarter of 2002 were 13.31% and 1.06% respectively.

The Company's efficiency ratio (excluding the merger related costs) for the fourth quarter of 2002 was 55.61% compared to 50.50% for the same period in 2001. The Company's goal was to maintain an efficiency ratio of lower than 56% for 2002.

Core cash earnings (core net income adjusted for the after tax impact of amortization of goodwill) for the fourth quarter of 2002 were $1,741,000, or $0.51 (basic) and $0.48 (diluted) earnings per share, compared to $1,579,000, or $0.46 (basic) and $0.44 (diluted) earnings per share for the same period in 2001.

Core net income for 2002 was $6,711,000, up 22% over $5,520,000 core net income for 2001. Basic earnings per share on core income were $1.96, a 32% increase compared to $1.48 for 2001. Diluted earnings per share on core earnings were $1.87, a 30% increase compared to $1.44 for 2001. Core net income for 2002 was net income adjusted for the tax effect of $188,000 of costs as a result of the November 1, 2002 announcement related to the acquisition of the Company by Midwest Banc Holdings, Inc. Core net income for 2001 was net income adjusted for the after tax effect of $407,000 gain on sale of mortgage loans. Net income for 2002 was $6,596,000, up 14% over $5,769,000 for 2001. Basic earnings per share were $1.93, up 25% over $1.54 for 2001. Diluted earnings per share were $1.84, up 23% over $1.50 for 2001.

Return on average equity and return on average assets (core earnings) for 2002 were 14.40% and 1.12% respectively, compared to 11.53% and 0.95% for 2001. Return on average equity and return on average assets, including the merger related costs for 2002 and gain on sale of loans for 2001, were 14.15% and 1.10% respectively for 2002, compared to 12.05% and 0.99% respectively of 2001.

The Company's efficiency ratio (excluding the merger related costs) for 2002 improved to 55.20% compared to 56.98% (excluding gain on sale of mortgage loans) for 2001. The Company's goal was to maintain an efficiency ratio of lower than 56% for 2002.

Net interest income for the fourth quarter of 2002 decreased $95,000, or 2% compared to the same period in 2001. Interest income (tax equivalent) on earning assets decreased 13% to $8,947,000 for the fourth quarter of 2002, compared to $10,265,000 for the same period in 2001. Average loans increased $6.7 million for the fourth quarter of 2002. The increases in the multi-family loan portfolio by $19.7 million and increases in the commercial loan portfolio by $7.7 million were offset by decreases in other loan categories. The yield on loans was 107 basis points lower compared to that in the same period in 2001. The Federal Reserve's 50 basis points rate reduction in November 2002 caused a decrease in yield for the Company's prime indexed loans. The multi-family loan portfolio, which represented 47% of the Company's loan portfolio, is mostly comprised of adjustable rate loans with floors and prepayment penalties established upon origination. The floors set on these adjustable rate loans mitigated the decline in interest rates. However, in the event that interest rates should rise, the interest rate on these loans will not necessarily rise, depending on the amount of the rate increase. Loan costs associated with loan prepayments in the multi-family loan portfolio amounted to $24,000 for the fourth quarter of 2002 compared to $88,000 for the same period in 2001. Average investments increased $8.6 million for the fourth quarter of 2002. The yield on investments was lower by 104 basis points compared to the same period in 2001. Average interest bearing liabilities increased $9.7 million, with cost lower by 103 basis points compared to the fourth quarter of 2001. Average interest bearing deposits increased $20.8 million, with cost lower by 104 basis points for the fourth quarter of 2002 compared to the same period in 2001. The High Yield Money Market account volume decreased $29.7 million. The Company believes that the decline in the 91-day Treasury Bill rate to which the High Yield Money Market account is indexed caused the balances to shift to savings accounts where the interest rate remained at a 2.50% yield until October 1, 2002. On October 1, 2002, the Company implemented relationship pricing on savings accounts where savings accounts with related checking accounts would earn 2.25%, while non-relationship savings accounts would earn 1.50%. The Company believes that this pricing is still competitive in its market area. Average savings accounts increased $42.3 million in the fourth quarter of 2002 compared to the same period in 2001. Average purchased certificates of deposit increased $24.3 million in the fourth quarter of 2002 compared to the same period in 2001, with cost lower by 168 basis points. Average borrowings decreased $11.1 million in the fourth quarter of 2002 compared to the same period in 2001, with cost lower by 76 basis points.

The provision for loans losses for the fourth quarter of 2002 was $200,000, a 75% decrease compared to $802,000 for the same period in 2001. Loan net charge offs for the fourth quarter of 2002 were $12,000 compared to $284,000 for the same period in 2001. Total non-accruing loans slightly increased to $4,499,000 as of December 31, 2002 compared to $4,360,000 as of September 30, 2002. The amount of the provision for loan losses is based on quarterly evaluations of the loan portfolio, with particular attention directed toward non-performing and other potential problem loans. During these evaluations, consideration is also given to such factors as; management's evaluation of specific loans, the level and composition of impaired and other non-performing loans, historical loss experience, results of examinations by regulatory agencies, independent loan review, the market value of collateral, the estimate of discounted cash flows, the strength and availability of guaranties, concentrations of credits, and other factors. The Company believes that the allowance for loan losses was adequate to absorb probable losses on existing loans. However, there can be no assurance that such losses will not exceed estimated amounts.

Non-interest income increased $285,000 for the fourth quarter of 2002, or 28%, to $1,309,000, from the comparable quarter of 2001. Gain on sale of investments for the fourth quarter of 2002 was $103,000. Other income increased $244,000 for the fourth quarter of 2002. This was comprised of $94,000 non-taxable increase in cash surrender value of life insurance policies, $43,000 of interest on State of Illinois income tax refunds for 1992 and 1993, and a $27,000 gain on sale of other real estate owned. For the fourth quarter of 2001, a $37,000 loss was incurred on the sale of other real estate owned and an $80,000 loss on the write-off of building signs for the Company's three branches. Loan charges and servicing fees decreased $75,000 for the fourth quarter of 2002 compared to the same period in 2001. This was due to decreases in document preparation fees and investor service fees.

Non-interest expense for the fourth quarter of 2002 increased $629,000, or 19%, compared to the same period in 2001. Compensation and benefits increased $237,000, mainly due to a $220,000 increase in the reserve for post retirement medical insurance. The plan was frozen in the fourth quarter of 2002. The increase in Employee Stock Ownership Plan expense by $208,000 was partially offset by a $265,000 decrease in group medical self-insurance. The Company reversed $245,000 of excess expense accrual for group medical self- insurance. Included in the increase in Employee Stock Ownership Plan expense was a non-tax deductible $156,000 stock price appreciation on the released shares. Commissions and incentives increased $278,000, which consisted of an increase in bonus expense by $241,000 and commission expense by $30,000. Other expenses increased $247,000. Legal expenses in the amount of $88,000 and investment banking fees in the amount of $100,000 were incurred as a result of the November 1, 2002 announcement related to the proposed acquisition of the Company by Midwest Banc Holdings, Inc. The Company incurred a $50,000 fraud loss which involved a $114,000 altered cashier's check drawn on another bank that was deposited by a customer. The $50,000 represented the Company's insurance deductible. Recovery from the customer is unlikely. Advertising expenses decreased $135,000, partially due to a $66,000 reversal of expired vacation awards points.

Net interest income for 2002 increased $1,273,000, or 6% compared to 2001. Interest income (tax equivalent) on earning assets decreased 15% to $36,683,000 for 2002 compared to $43,009,000 for 2001. The average balance on interest earning assets increased $15.9 million with a lower yield of 130 basis points compared to 2001. The average balance of loans increased $16.2 million with a lower yield of 136 basis points compared to 2001. Multi-family loans increased $37.1 million and commercial loans increased $12.2 million. These increases were offset by decreases in the other loan categories. The multi-family loan portfolio, which comprised 47% of the Company's loan portfolio, is mostly comprised of adjustable rate loans with floors and prepayment penalties established upon origination. The floor set on these adjustable rate loans mitigated the decline in interest rate. However, in the event interest rates rise, the interest rates on these loans will not necessarily rise, depending on the amount of rate increase. The average balance of investments remained relatively the same in 2002 compared to 2001, with a lower yield of 96 basis points. Interest expense on interest bearing liabilities decreased 33% to $15,291,000 for 2002 compared to $22,845,000 for 2001. The average balance of interest bearing liabilities increased $15.2 million with a lower cost of 162 basis points. Interest bearing deposits increased $7.3 million with cost lower by 167 basis points. The High Yield Money Market account decreased $21.4 million with cost lower by 182 basis points. The Company believes that the decline in the High Yield Money Market account was due to the decline in the 91-day Treasury Bill rate to which the account is indexed that caused customers to shift to savings accounts which remained at 2.50% yield until October 1, 2002. On October 1, 2002, the Company implemented relationship pricing on savings accounts where savings accounts with related checking accounts earn 2.25%, while non-relationship savings accounts earn 1.50%. As of December 31, 2002, relationship savings accounts totaled $74.1 million. The Company believes that this pricing is still competitive in its market area. Savings accounts increased $30.2 million. Purchased certificates of deposit remained at relatively the same level with lower cost by 246 basis points. Borrowed funds increased $7.8 million with lower cost by 149 basis points.

The provision for loan losses for 2002 was $1,053,000, a 34% decrease from the $1,602,000 that was provided in 2001. Net loans charged off in 2002 were $561,000 compared to $710,000 in 2001. The allowance for loan and lease losses to non-performing loans was 1.18% as of December 31, 2002 compared to 2.58% as of December 31, 2001. The total non-performing loans as December 31, 2002 included $1,467,000 accruing loans delinquent 90 days or more. At December 31, 2002, total non-performing loans amounted to $5,966,000, or 1.09% of total assets compared to $2,538,000, of .43% of total assets at December 31, 2001. The amount of the provision for loan losses is based on quarterly evaluations of the loan portfolio, with particular attention directed toward non-performing and other potential problem loans. During these evaluations, consideration is also given to such factors as; management's evaluation of specific loans, the level and composition of impaired and other non performing loans, historical loss experience, results of examinations by regulatory agencies, independent loan review, the market value of collateral, the estimate of discounted cash flows, the strength and availability of guaranties, concentration of credits, and other factors. The Company believes that the allowance for loan losses was adequate to absorb probable losses on existing loans, however, there can be no assurance that such losses will not exceed estimated amounts.

Non-interest income for 2002 increased $698,000, or 16% compared to that for 2001. Loan prepayment fees increased $663,000. Other income increased $236,000. The increase in other income consisted of a $94,000 non-taxable increase in the cash surrender value of life insurance policies, a $108,000 of interest on State of Illinois income tax refunds for 1992 and 1993, a $27,000 gain on sale of other real estate owned and, a $132,000 decrease in credit card servicing income. Included in other income for 2001 was an $80,000 write off of building signs for the Company's three branches, and a $36,000 loss on sale of other real estate owned. Gain on sale of loans/investments decreased $156,000 in 2002. In 2002, the Company realized a $216,000 gain on sale of investments, while in 2001 the Company realized a loss of $35,000 on the sale of investments. In 2001, the Company realized a $407,000 gain on sale of $54.5 million of its single-family residential mortgages.

Non-interest expenses for 2002 increased $1,078,000, or 8% compared to that for 2001. Compensation and benefits increased $717,000. Compensation increased $238,000, Employee Stock Ownership Plan expenses increased $342,000 as a result of the reloading of the plan in February 2002 and, post-retirement medical insurance increased $294,000. The plan was frozen in the fourth quarter of 2002. These increases were offset by decreases in directors' retirement expenses of $41,000, group medical self-insurance of $69,000 and Bank Incentive Plan expense of $67,000. Expenses on real estate owned increased by $324,000. Other expenses increased $179,000, which consisted mostly of $88,000 of legal expense and $100,000 of investment banking expenses related to the proposed acquisition of the Company by Midwest Banc Holdings, Inc.

Total assets for 2002 increased $23.2 million, or 4% compared to 2001. Total loans increased $25.9 million, while investments decreased $3.0 million. Commercial loans increased $9.8 million, or 21%, multi-family loans increased $29.2 million, or 13%, and commercial real estate loans increased $5.2 million, or 7%. In April 2002, the Company sold $20.1 million of its multi-family loan portfolio which consisted of 5-year adjustable rate loans where the rate is fixed for the first 5-year term and then reprice off the 5-year Treasury index for the next five years. There was no gain or loss on the transaction and the loans were sold at 7% pass-through until the next rate adjustment. The overall average gross rate was 8.00%. The Company retains the servicing of the loans for a 0.25% servicing fee and a 50/50 split of the prepayment fee negotiated for the life of the contract. The Company has limited its new construction lending and is still funding prior commitments. Construction loans decreased 7%. Mortgage loans decreased 7%. Consumer related loans decreased by 18%, comprised of a 14% decrease in home equity loans and a 32% decrease in auto loans.

Total deposits increased $17.6 million, or 4%. Savings accounts increased $42.7 million, or 82%, interest bearing checking accounts increased $5.5 million, or 19%, and non-interest bearing checking accounts increased $2.7 million, or 9%. The High Yield Money Market account decreased $28.5 million, or 25%, and certificates of deposit including jumbo certificates of deposit decreased $26.0 million, or 14%. The Company believes that the decline in the 91-day Treasury Bill rate to which the High Yield Money Market account is indexed caused the decline and believes that customers shifted their deposits to savings accounts that remained at a 2.50% yield until October 1, 2002. On October 1, 2002, the Company implemented relationship pricing on its savings accounts whereby savings account customers with related checking accounts would earn 2.25%, while non-relationship savings account customers would earn 1.50%. As of December 31, 2002, relationship savings accounts totaled $74.1 million. The Company believes that this pricing is still competitive in its market area. Purchased certificates of deposit increased $21.2 million, or 46%. Total borrowings remained at relatively the same level at December 31, 2002 and 2001.

Stockholders' equity totaled $48.6 million at December 31, 2002. The number of shares outstanding excluding unallocated Employee Stock Ownership Plan shares was 3,399,000 and the book value per common share outstanding was $14.29, a 8.83% increase over $13.13 per common share outstanding at December 31, 2001.

The Company announced its 25th stock repurchase program on June 18, 2002, enabling the Company to repurchase 100,000 shares of its outstanding stock. A total of 73,389 shares were repurchased at an average price of $25.98 through December 24, 2002.

At December 31, 2002, total non-performing loans amounted to $5,966,000, or 1.09% of total assets compared to $2,538,000, or 0.43% of total assets at December 31, 2001. A $1,540,000 motel property in Wisconsin that had been categorized as a non-accrual loan as of December 31, 2001, was foreclosed on and sold in April 2002. An additional $240,000 of this loan was charged-off prior to its move to Other Real Estate Owned. A $1,426,000 multi-family loan was classified as non-accrual in June 2002. The Company charged-off $159,000 of this loan during the second quarter of 2002. A $508,000 repayment was received on this loan and now has a balance of $918,000. In the third quarter, three commercial real estate loans to related borrowers were put on non-accrual totaling $3,016,000 and has begun the foreclosure process. The amounts of loss if any, have not been determined.

The $662,000 Other Real Estate Owned represents an undeveloped commercial real estate property in Chicago. The Company has accepted an offer for the property and closing is scheduled on the end of January 2003. The Company anticipates no gain or loss on the transaction, but will incur approximately $50,000 of closing costs.

ADDITIONAL INFORMATION

A registration statement will be filed with the Securities and Exchange Commission in connection with the proposed transaction with Midwest Bank Holdings, Inc. The registration statement will include a proxy statement/prospectus which will be sent to the shareholders of the Company seeking their approval of the proposed transaction.

The Company's investors and security holders are advised to read the registration statement and joint proxy statement/prospectus when they become available because they will contain important information. When filed, these documents can be obtained free of charge from the web site maintained by the SEC at http://www.sec.gov. These documents also can be obtained free of charge when available upon written request to CoVest Bancshares, Inc., Paul
A. Larsen, Secretary and Chief Financial Officer, 749 Lee Street, Des Plaines, IL 60016 or by calling (847) 294-6500.

CoVest Bancshares, Inc. and its directors may be deemed to be participants in the solicitation of proxies for the Company to approve the merger. Information about the Company's directors is set forth in the proxy statement for its 2002 Annual Meeting of shareholders filed with the Commission. This document is available free of charge at the Commission's website at http://www.sec.gov and/or from CoVest Bancshares, Inc.'s website at http://www.covestbanc.com. Additional information about the interest of the Company's directors in the merger may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available.

The CoVest Bancshares, Inc. board of directors today voted to hold the special shareholders meeting at the Casa Royale Banquets, located at 783 Lee Street, Des Plaines, Illinois on Monday, March 17, 2003 at 9:00 a.m. The purpose of the meeting will be to obtain CoVest shareholder approval of the November 1, 2002 announcement related to the proposed acquisition of CoVest Bancshares, Inc. by Midwest Banc Holdings, Inc.


SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This document (including information incorporated by reference) contains, and future oral and written statements of CoVest Bancshares, Inc., a Delaware corporation (the 'Company') and its management may contain, forward-looking statements, within the meaning of such term in the Private Securities Litigation Reform Act of 1995, with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as 'believe,' 'expect,' 'anticipate,' 'plan,' 'intend,' 'estimate,' 'may,' 'will,' 'would,' 'could,' 'should' or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.


The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, the following:

* The strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations which may be less favorable than expected and may result in, among other things, a deterioration in the credit quality and value of the Company's assets.

* The economic impact of the terrorist attacks that occurred on September 11, 2001, as well as any future threats and attacks, and the response of the United States to any such threats and attacks.

* The effects of, and changes in, federal, state and local laws, regulations and policies affecting banking, securities, insurance and monetary and financial matters.
* The effects of changes in interest rates (including the effects of changes in the rate of prepayments of the Company's assets) and the policies of the Board of Governors of the Federal Reserve System.

* The ability of the Company to compete with other financial institutions as effectively as the Company currently intends due to increases in competitive pressures in the financial services sector.

* The inability of the Company to obtain new customers and to retain existing customers.

* The timely development and acceptance of products and services, including products and services offered through alternative delivery channels such as the Internet.

* Technological changes implemented by the Company and by other parties, including third party vendors, which may be more difficult or more expensive than anticipated or which may have unforeseen consequences to the Company and its customers.

* The ability of the Company to develop and maintain secure and reliable electronic systems.

* The ability of the Company to retain key executives and employees and the difficulty that the Company may experience in replacing key executives and employees in an effective manner.

* Consumer spending and saving habits which may change in a manner that affects the Company's business adversely.

* Business combinations and the integration of acquired businesses which may be more difficult or expensive than expected.

* The costs, effects and outcomes of existing or future litigation.

* Changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board.

* The ability of the Company to manage the risks associated with the foregoing as well as anticipated.

* These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including other factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.


COVEST BANCSHARES, INC.
FINANCIAL HIGHLIGHTS
(Unaudited)
                                          THREE MONTHS ENDED
                                        DEC 31,         DEC 31,
                                         2002            2001         %CHANGE
                                      ----------      ----------      --------
Earnings:

   Net Interest Income (FTE)          $5,467,000      $5,570,000          -2%

   Net Income                         $1,595,000      $1,548,000           3%

   Net Core Income (1)                $1,710,000      $1,548,000          10%

   Per Share

      Basic                                $0.47           $0.45           4%

      Basic (core) (1)                     $0.50           $0.45          11%

      Diluted                              $0.44           $0.43           2%

      Diluted (core) (1)                   $0.48           $0.43          12%

Key Ratios:

   Return on Average Assets                 1.06%           1.05%          1%

   Return on Average Assets (1)             1.13%           1.05%          8%

   Return on Average Equity                13.31%          13.79%         -3%

   Return on Average Equity (1)            14.27%          13.79%          3%

   Net Interest Margin                      3.74%           3.91%         -4%

   Average Stockholders' Equity to
     Average Assets                         7.93%           7.64%         13%

Risk-Based Capital Ratios:

   Tier I

      Company                              10.8%           10.4%           4%

      Bank                                 10.3%           10.6%          -3%

   Total

      Company                              12.0%           11.7%           3%

      Bank                                 11.6%           11.9%          -3%

Common Stock Data:

   Cash Dividends Declared per Share       $0.08           $0.08           0%

   Book Value per Share                   $14.29          $13.13           9%

   Price/Earnings Ratio                    14.52x          12.06x         20%


(1) Adjusted for the after tax effect of the merger related costs of $188,000, that occurred in the fourth quarter of 2002.


COVEST BANCSHARES, INC.
FINANCIAL HIGHLIGHTS
(Unaudited)
                                         TWELVE MONTHS ENDED
                                        DEC 31,         DEC 31,
                                         2002            2001         %CHANGE
                                      ----------      ----------      --------
Earnings:

   Net Interest Income (FTE)         $21,391,000     $20,164,000           6%

   Net Income                         $6,596,000      $5,769,000          14%

   Net Core Income (1)                $6,711,000      $5,520,000          22%

   Per Share

      Basic                                $1.93           $1.54          25%

      Basic (core) (1)                     $1.96           $1.48          32%

      Diluted                              $1.84           $1.50          23%

      Diluted (core) (1)                   $1.87           $1.44          30%

Key Ratios:

   Return on Average Assets                 1.10%           0.99%         11%

   Return on Average Assets (1)             1.12%           0.95%         18%

   Return on Average Equity                14.15%          12.05%         17%

   Return on Average Equity (1)            14.40%          11.53%         25%

   Net Interest Margin                      3.70%           3.58%          3%

   Average Stockholders' Equity to
     Average Assets                         7.79%           8.20%         -5%

Risk-Based Capital Ratios:

   Tier I

      Company                              10.8%           10.4%           6%

      Bank                                 10.3%           10.6%          -3%

   Total

      Company                              12.0%           11.7%           3%

      Bank                                 11.6%           11.9%          -3%

Common Stock Data:

   Cash Dividends Declared per Share       $0.32           $0.32           0%

   Book Value per Share                   $14.29          $13.13           9%

   Price/Earnings Ratio                    14.52x          12.06x         20%


(1) Core net income, adjusted for the after tax effect of the gain on sale of loans in the amount of $249,000, that occurred in the first quarter of 2001 and also adjusted for the after tax effect of the merger related costs of $188,000, that occurred in the fourth quarter of 2002.


COVEST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)

(Dollars in thousands, except
 per share data)

                                              DEC 31, 2002        DEC 31, 2001
ASSETS                                       -------------        ------------
------------
CASH ON HAND AND IN BANKS                        $  7,562            $  6,552

INTEREST BEARING DEPOSITS                              17                  21
                                                 --------            --------
   Cash and Cash Equivalents                        7,579               6,573

SECURITIES:
   Securities Available-for-Sale                   41,489              40,897
   Mortgage-Backed and Related
      Securities Available-for-Sale                     -               3,948
   Federal Home Loan Bank and
      Federal Reserve Bank Stock                    7,681               7,319
                                                 --------            --------
TOTAL SECURITIES                                   49,170              52,164

LOANS RECEIVABLE:
   Commercial Loans                                56,799              47,024
   Multi-Family Loans                             252,766             223,613
   Commercial Real Estate Loans                    84,607              79,443
   Construction Loans                              54,404              58,796
   Commercial/Municipal Leases                        522               1,778
   Mortgage Loans                                  54,037              58,175
   Consumer Loans                                  37,902              46,273
   Mortgage Loans Held for Sale                     1,026               1,065
                                                 --------            --------
      TOTAL LOANS RECEIVABLE                      542,063             516,167
   Allowance for Loan Losses                     (  7,039)            ( 6,547)
                                                 --------            --------
LOANS RECEIVABLE, NET                             535,024             509,620

ACCRUED INTEREST RECEIVABLE                         2,639               3,281
PREMISES AND EQUIPMENT                              8,824               9,466
OTHER REAL ESTATE OWNED                               662                 661
GOODWILL                                            1,084               1,251
MORTGAGE SERVICING RIGHTS                             128                 222
OTHER ASSETS                                        3,812               2,491
                                                 --------            --------
TOTAL ASSETS                                     $608,921            $585,729
                                                 ========            ========








COVEST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Continued)
(Unaudited)

(Dollars in thousands, except per share data)

                                              DEC 31, 2002        DEC 31, 2001
                                             -------------        ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
LIABILITIES:
   Deposits:
      Non-Interest Bearing                       $ 33,700            $ 30,993
      Interest Bearing Checking                    34,836              29,339
      Savings Accounts                             94,885              52,141
      Money Market Accounts                        85,372             113,864
      Certificates of Deposit                     155,988             172,055
      Jumbo CDs                                     1,880              11,834
      Purchased CDs                                66,946              45,776
                                                  -------             -------
                                                  473,607             456,002
   Short-Term Borrowings and Securities
      Sold U/A to Repurchase                       47,370              29,425
   Long-Term Advances from Federal
      Home Loan Bank                               27,000              44,000
   Advances from Borrowers for Taxes and
      Insurance                                     5,587               4,865
   Accrued Expenses and Other Liabilities           6,771               6,286
                                                  -------             -------
TOTAL LIABILITIES                                 560,335             540,578

STOCKHOLDERS' EQUITY:
   Common Stock, par value $.01 per share;
      7,500,000 authorized shares; 4,403,803
      shares issued at 12/31/02 and 12/31/01
      respectively                                     44                  44
   Additional Paid-in Capital                      18,831              17,268
   Retained Earnings                               46,838              41,360
   Treasury Stock, 923,422 shares and
      965,580 shares, held at cost 12/31/02
      and 12/31/01, respectively                  (16,603)            (14,290)
   Unearned ESOP shares                            (1,202)                  -
   Accumulated Other Comprehensive Income             678                 769
                                                 --------            --------
TOTAL STOCKHOLDERS' EQUITY                         48,586              45,151
                                                 --------            --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $608,921            $585,729
                                                 ========            ========







COVEST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)
(Dollars in thousands, except per             THREE MONTHS ENDED  TWELVE MONTHS ENDED
 share data)                                    DEC 31,   DEC 31,   DEC 31,   DEC 31,
                                                  2002      2001      2002      2001
INTEREST INCOME                                -------   -------   -------   -------
   Loans and Leases Receivable                 $ 8,256   $ 9,541   $33,652   $39,335
   Mortgage-Backed and Related Securities           33        75       190       385
   Taxable Securities                              395       413     1,838     1,890
   Tax Exempt Securities                            52        66       233       322
   Other Interest and Dividend Income              181       136       648       911
                                               -------   -------   -------   -------
   Total Interest Income                         8,917    10,231    36,561    42,843
INTEREST EXPENSE
   Deposits                                      2,826     3,786    12,325    19,210
   Advances from Federal Home Loan Bank            618       796     2,730     3,123
   Other Borrowed Funds                             33       114       235       512
                                               -------   -------   -------   -------
   Total Interest Expense                        3,477     4,696    15,291    22,845
                                               -------   -------   -------   -------
NET INTEREST INCOME                              5,440     5,535    21,271    19,998
   Provision for Loan Losses                       200       802     1,053     1,602
                                               -------   -------   -------   -------
NET INTEREST INCOME AFTER PROVISION FOR
   LOAN LOSSES                                   5,240     4,733    20,218    18,396
NON-INTEREST INCOME
   Loan Charges and Servicing Fees                 202       277       892       949
   Loan Prepayment Fees                            231       219     1,444       781
   Mortgage Banking Fees                           232       224       705       711
   Deposit Related Charges and Fees                318       335     1,233     1,216
   Gain/(Loss) on Sale of Securities/Loans         103         -       216       372
   Insurance and Annuity Commissions                33        23        92        91
   Other                                           190       (54)      361       125
                                               -------   -------   -------   -------
   Total Non-Interest Income                     1,309     1,024     4,943     4,245
NON-INTEREST EXPENSE
   Compensation and Benefits                     2,026     1,789     7,333     6,616
   Commissions and Incentives                      255       (23)      797       814
   Occupancy and Equipment                         501       480     1,959     1,926
   Federal Deposit Insurance Premium                20        21        80        86
   Data Processing                                 251       255     1,059     1,004
   Advertising                                     103       238       725       808
   Other Real Estate Owned                         (10)        1       267        63
   Amortization of Goodwill                         51        51       206       206
   Amortization of Mortgage Servicing Rights        29        32        94        98
   Other                                           715       468     2,139     1,960
                                               -------   -------   -------   -------
   Total Non-Interest Expense                    3,941     3,312    14,659    13,581
                                               -------   -------   -------   -------
INCOME BEFORE INCOME TAXES                       2,608     2,445    10,502     9,060
Income Tax Provision                            (1,013)     (897)   (3,906)   (3,291)
                                               -------   -------   -------   -------
NET INCOME                                     $ 1,595   $ 1,548   $ 6,596   $ 5,769
                                               =======   =======   =======   =======
Basic Earnings per Share                         $0.47     $0.45     $1.93     $1.54
Diluted Earnings per Share                       $0.44     $0.43     $1.84     $1.50

Comprehensive Income                           $ 1,999   $ 1,486   $ 5,014   $ 5,377







COVEST BANCSHARES, INC.
AVERAGE BALANCE SHEET
The following table sets forth certain information related to the Company's average balance sheet.  It reflects the average yield on assets and average cost of liabilities for the periods indicated, on a fully tax equivalent basis, as derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods indicated. (Dollars in Thousands)

                                                               THREE MONTHS ENDED
                                     -------------------------------------------------------------------
                                                DEC 31, 2002                      DEC 31, 2001
                                     --------------------------------- ---------------------------------
                                        AVERAGE                AVERAGE    AVERAGE             AVERAGE
                                        BALANCE   INTEREST   YIELD/COST   BALANCE  INTEREST  YIELD/COST
                                       --------   --------   ----------   -------  --------  ----------
INTEREST EARNING ASSETS:
  Commercial Loans(A)(B)               $ 53,032    $   757      5.71%    $ 45,349   $   738     6.51%
  Multi-Family Loans(A)(B)              237,280      3,637      6.13      217,607     3,840     7.06
  Commercial Real Estate Loans(A)(B)     85,225      1,329      6.24       86,974     1,689     7.77
  Construction Loans(A)(B)               51,788        858      6.63       57,898     1,184     8.18
  Commercial/Muni Leases(B)                 659          9      5.46        2,009        30     5.97
  Mortgage Loans(A)(B)                   56,431      1,030      7.30       60,760     1,185     7.80
  Consumer Loans (A)                     39,765        638      6.42       46,869       874     7.46
  Securities                             38,950        475      4.88       36,600       514     5.62
  Mortgage-Backed and Related
    Securities                            1,836         33      7.19        4,054        76     7.50
  Equity Investments                      9,635        150      6.23        9,009       125     5.55
  Other Investments                       9,879         31      1.26        2,072        10     1.93
                                       --------    -------      ----     --------   -------     ----
Total Interest-Earning Assets          $584,480    $ 8,947      6.12%    $569,201   $10,265     7.21%
Non-Interest Earning Assets              19,727                            18,107
                                       --------                          --------
  TOTAL ASSETS                         $604,207                          $587,309
                                       ========                          ========
INTEREST-BEARING LIABILITIES:
  Interest-Bearing Checking            $ 33,912    $   111      1.31%    $ 27,849   $    94     1.35%
  Savings                                89,443        466      2.08       47,137       297     2.52
  Money Market                           89,342        323      1.45      119,012       634     2.13
  Certificates of Deposits              161,407      1,414      3.50      176,972     2,194     4.96
  Jumbo CDs                               1,915          9      1.88        8,570        76     3.55
  Purchased CDs                          65,857        503      3.06       41,508       492     4.74
  FHLB Advances                          59,630        618      4.15       61,978       795     5.13
  Other Borrowed Funds                    7,404         33      1.78       16,168       113     2.80
                                      ---------    -------      ----     --------   -------     ----
Total Interest-Bearing Liabilities     $508,910    $ 3,477      2.73%    $499,194   $ 4,695     3.76%
Non-Interest Bearing Deposits            35,476                            31,327
Other Liabilities                        11,888                            11,899
                                      ---------                          --------
TOTAL LIABILITIES                      $556,274                          $542,420
Stockholders' Equity                     47,933                            44,889
                                       --------                          --------
TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY                $604,207                          $587,309
                                       ========                          ========
NET INTEREST INCOME                                $ 5,467                          $ 5,570
                                                   =======                          =======
NET INTEREST RATE SPREAD (C)                                    3.39%                           3.45%
                                                                ====                            ====
NET INTEREST MARGIN (D)                                         3.74%                           3.91%
                                                                ====                            ====

(A) Includes cash basis loans.
(B) Includes deferred fees/costs.
(C) Interest Rate Spread is calculated by subtracting the average cost of interest-bearing liabilities from the average rate on interest-earning assets.
(D) Net Interest Margin is calculated by dividing net interest income by average interest-earning assets.




COVEST BANCSHARES, INC.
AVERAGE BALANCE SHEET
The following table sets forth certain information related to the Company's average balance sheet.  It reflects the average yield on assets and average cost of liabilities for the periods indicated, on a fully tax equivalent basis, as derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods indicated.  (Dollars in thousands)

                                                              TWELVE MONTHS ENDED
                                     -------------------------------------------------------------------
                                                 DEC 31, 2002                     DEC 31, 2001
                                     --------------------------------- ---------------------------------
                                        AVERAGE                AVERAGE    AVERAGE             AVERAGE
                                        BALANCE   INTEREST   YIELD/COST   BALANCE  INTEREST  YIELD/COST
                                       --------   --------   ----------   -------  --------  ----------
INTEREST EARNING ASSETS:
  Commercial Loans(A)(B)               $ 52,394    $ 3,078      5.87%    $ 40,230   $ 2,944     7.32%
  Multi-Family Loans(A)(B)              229,481     14,421      6.28      192,381    14,517     7.55
  Commercial Real Estate Loans(A)(B)     80,811      5,457      6.75       84,306     6,810     8.08
  Construction Loans(A)(B)               51,462      3,642      7.08       53,418     4,973     9.31
  Commercial/Muni Leases(B)               1,128         66      5.85        3,246       195     6.01
  Mortgage Loans(A)(B)                   56,222      4,177      7.43       75,141     5,829     7.76
  Consumer Loans (A)                     42,413      2,812      6.63       49,012     4,067     8.30
  Securities                             43,977      2,191      4.98       41,360     2,378     5.75
  Mortgage-Backed and Related
    Securities                            2,600        190      7.31        5,407       385     7.12
  Equity Investments                      9,427        516      5.47        8,529       508     5.96
  Other Investments                       8,864        133      1.50        9,865       403     4.09
                                       --------    -------      ----     --------   -------     ----
Total Interest-Earning Assets          $578,779    $36,683      6.34%    $562,895   $43,009     7.64%
Non-Interest Earning Assets              19,627                            20,707
                                       --------                          --------
  TOTAL ASSETS                         $598,405                          $583,602
                                       ========                          ========
INTEREST-BEARING LIABILITIES:
  Interest-Bearing Checking            $ 31,428    $   414      1.32%    $ 25,106   $   328     1.31%
  Savings                                74,507      1,765      2.37       44,301     1,108     2.50
  Money Market                           98,828      1,630      1.65      120,233     4,178     3.47
  Certificates of Deposits              167,631      6,390      3.81      173,954     9,904     5.69
  Jumbo CDs                               4,193        106      2.53        8,430       444     5.27
  Purchased CDs                          56,733      2,021      3.56       53,968     3,248     6.02
  FHLB Advances                          63,195      2,730      4.32       52,882     3,123     5.91
  Other Borrowed Funds                   10,605        235      2.22       13,079       512     3.91
                                      ---------    -------      ----     --------   -------     ----
Total Interest-Bearing Liabilities     $507,120    $15,291      3.02%    $491,953   $22,845     4.64%
Non-Interest Bearing Deposits            32,977                            27,989
Other Liabilities                        11,699                            15,781
                                      ---------                          --------
TOTAL LIABILITIES                      $551,797                          $535,723
Stockholders' Equity                     46,608                            47,879
                                       --------                          --------
TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY                $598,405                          $583,602
                                       ========                          ========
NET INTEREST INCOME                                $21,391                          $20,164
                                                   =======                          =======
NET INTEREST RATE SPREAD (C)                                    3.32%                           3.00%
                                                                ====                            ====
NET INTEREST MARGIN (D)                                         3.70%                           3.58%
                                                                ====                            ====
(A) Includes cash basis loans.
(B) Includes deferred fees/costs.
(C) Interest Rate Spread is calculated by subtracting the average cost of interest-bearing liabilities from the average rate on interest-earning assets.
(D) Net Interest Margin is calculated by dividing net interest income by average interest-earning assets.
